Exhibit 99.1

Media Contact:	Investor Contacts:
Mary Ellen Keating	Joseph J. Lombardi
Senior Vice President	Chief Financial Officer
Corporate Communications	Barnes & Noble, Inc.
Barnes & Noble, Inc.	(212) 633-3215
(212) 633-3323	jlombardi@bn.com
mkeating@bn.com
Andy Milevoj
Director of Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com

BARNES & NOBLE COMPLETES ACQUISITION OF
BARNES & NOBLE COLLEGE BOOKSELLERS

New York, NY (September 30, 2009)—Barnes & Noble, Inc. (“BKS”) (NYSE: BKS), the world’s largest bookseller, today completed the previously announced acquisition of privately held Barnes & Noble College Booksellers, Inc. (“College”).  College is a leading contract operator of college bookstores in the United States and has now become a wholly owned subsidiary of BKS.  As part of the transaction, BKS also acquired the Barnes & Noble trade name that had been owned by College and licensed to BKS.

As previously announced, concurrent with the signing of the agreement to acquire College, BKS entered into a new $1 billion, four-year revolving credit facility.  The new facility has replaced each of BKS’ and College’s existing credit facilities.  Due to strong demand during syndication, the Company’s interest rate at the commencement of the new facility is LIBOR plus 375 basis points, 25 basis points below the rate of LIBOR plus 400 basis points initially expected when the deal was announced.

The purchase price paid by BKS was reduced from $596 million to $514 million to reflect $82 million in cash bonuses paid by College to 192 members of its management team and employees, not including Len Riggio. BKS financed the acquisition through $250 million of seller financing, $150 million from the new credit facility and the remainder from both companies’ cash on hand.

BKS also announced that it is changing its fiscal year-end to the Saturday closest to April 30, which will give BKS the same fiscal year used by College.  BKS is making this change to better align BKS’ fiscal year with that of both companies’ business cycles.  Under the Company’s new fiscal calendar:
•	The Company’s 2010 fiscal year will be the period from May 3, 2009 to May 1, 2010;
•	The Company’s prior fiscal 2009 first quarter (February 1, 2009 to May 2, 2009) will be reported as a transition period; and

•	The prior fiscal 2009 second quarter (May 3, 2009 to August 1, 2009) is now the first quarter of the new fiscal 2010.

Conference Call and Webcast Details
Barnes & Noble will host a conference call for the investment community on Thursday, October 8, 2009 at 8:00 A.M. ET to present a business update and provide financial guidance following the College acquisition.  The call will be also accessible at www.barnesandnobleinc.com/webcasts.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 774 bookstores in 50 states.  Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 624 college bookstores serving nearly 4 million students and over 250,000 faculty members at colleges and universities across the United States.  Barnes & Noble is the nation’s top bookseller brand for the sixth year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features hundreds of thousands of titles in its eBookstore (www.bn.com/ebooks).   Customers can buy and read eBooks on a wide range of platforms, including the iPhone and iPod touch, BlackBerry® smartphones, as well as most Windows® and Mac® laptops or full-sized desktop computers.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

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SAFE HARBOR

This press release contains “forward-looking statements.”  Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company.  These statements are subject to risks and uncertainties that could cause actual results to differ materially.  These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control.   Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.